     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1998
                                                     Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                             EAGLE GEOPHYSICAL, INC.
             (Exact name of Registrant as specified in its charter)


               DELAWARE                               76-0522659
(State or Other Jurisdiction of Incorporation      (I.R.S. Employer
           or Organization)                      Identification No.)

                              50 BRIAR HOLLOW LANE
                                 6TH FLOOR WEST
                              HOUSTON, TEXAS 77027
                                 (713) 881-2800
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           JAY N. SILVERMAN, PRESIDENT
                             EAGLE GEOPHYSICAL, INC.
                              50 BRIAR HOLLOW LANE
                                 6TH FLOOR WEST
                              HOUSTON, TEXAS 77027
                                 (713) 881-2800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   Copies to:
                               WILLIAM MARK YOUNG
                      GARDERE WYNNE SEWELL & RIGGS, L.L.P.
                               THREE ALLEN CENTER
                           333 CLAY AVENUE, SUITE 800
                            HOUSTON, TEXAS 77002-4086

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     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT UNTIL SUCH TIME THAT ALL OF THE SHARES REGISTERED HEREUNDER HAVE BEEN SOLD.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                                                 --------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]
                     ------------------

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                               ------------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM
                                         AMOUNT TO BE      OFFERING PRICE           AGGREGATE          AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED       REGISTERED        PER SHARE (1)      OFFERING PRICE (1)  REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value.........    1,520,000             $9.81            $14,915,000.00        $4,400.00
====================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales price for the Common Stock as quoted on The Nasdaq Stock Market's National Market for August 17, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION, QUALIFICATION OR FILING UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                  SUBJECT TO COMPLETION, DATED AUGUST 20, 1998

PROSPECTUS
                                1,520,000 SHARES

                             EAGLE GEOPHYSICAL, INC.

                                  COMMON STOCK

                           ---------------------------


     This Prospectus relates to 1,520,000 shares (the "Shares") of common stock, $0.01 par value (the "Common Stock"), of Eagle Geophysical, Inc. ("Eagle" or the "Company"), which may be offered by or for the account of the stockholder of the Company named herein (the "Selling Stockholder"). See "Selling Stockholder." The Company will not receive any of the proceeds from sales of the Shares offered hereby.

     The Selling Stockholder may from time to time sell the Shares on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") or any other national securities exchange on which the Common Stock may be listed or traded, in negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel and other advisors to the Selling Stockholder and any brokerage fees or commissions) in connection with the registration and sale of the Shares. The Company and the Selling Stockholder have agreed to indemnify the other and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Shares of the Common Stock are listed on the Nasdaq National Market under the trading symbol "EGEO." On August 17, 1998, the closing price of the Common Stock on the Nasdaq National Market was $9.688 per share.

                           ---------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE SECURITIES OFFERED HEREBY.

                           ---------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------



                      THE DATE OF THIS PROSPECTUS IS           ,1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the following regional offices of the Commission: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission that can be accessed at http://www.sec.gov. In addition, reports, proxy statements and other information filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 (together with all the amendments, supplements and exhibits thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments hereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company (Commission File No. 0-22863) with the Commission pursuant to the Exchange Act are hereby incorporated herein by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     (3) The Company's Current Report on Form 8-K dated June 29, 1998; and

     (4) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as filed with the Commission on July 22, 1997.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. Any person to whom a copy of this Prospectus is delivered may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than exhibits expressly incorporated by reference into such documents). Requests for such documents should be addressed to Eagle Geophysical, 50 Briar Hollow Lane, 6th Floor West, Houston, Texas 77027, attention: Richard W. McNairy, or directed to Richard W. McNairy at (713) 881-2800.

                                  RISK FACTORS

         Prior to making an investment in the Common Stock, prospective purchasers should carefully consider all of the information contained and incorporated by reference in this Prospectus and, in particular, should evaluate the following risk factors.

DEPENDENCE UPON ENERGY INDUSTRY SPENDING

         Demand for the Company's services depends upon the level of capital expenditures by oil and gas companies for exploration, production and development activities. These activities depend in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of leases in the United States and abroad, the discovery rate of new oil and gas reserves, local and international political, regulatory and economic conditions and the ability of oil and gas companies to obtain capital. In addition, a decrease in oil and gas expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for the Company's services will reflect the level of such activities. Decreases in oil and gas activities could have a significant adverse effect upon the demand for the Company's services and the Company's cash flows and results of operations.

INVESTMENT IN MULTI-CLIENT DATA

         Historically, the Company has performed its offshore seismic data acquisition services for its customers primarily on a contract basis without retaining any interest in the data it acquired. However, increasing demand for larger and higher-cost 3D surveys has resulted in significantly increased industry acceptance of and customer demand for multi-client surveys. As a result of this industry trend and customer demand, the Company anticipates that an increasing part of its future offshore data acquisition projects will be multi-client surveys. The Company therefore anticipates that in the near term it will begin investing increasing amounts in acquiring and processing multi-client data. By making such investments, the Company will assume the risk that future sales of such data may not fully recoup the costs of the data. The amounts of these data sales will be uncertain and will be impacted by a number of factors, many of which are beyond the control of the Company. In addition, revenues generated by licensing multi-client data are typically less predictable from period to period than are revenues from surveys performed on an exclusive contract basis for customers. The Company intends to seek to reduce these risks by acquiring multi-client data in partnership with third parties or by obtaining pre-acquisition licensing commitments to cover part of its costs of acquiring the data and by evaluating various factors affecting the sales potential of each survey. In addition, the recovery of costs of multi-client data is dependent upon the absence of technological or regulatory changes or other developments that would render such data obsolete or less valuable.

         The majority of the Company's investment in multi-client data is likely to be in the Gulf of Mexico. If there were to occur any material adverse change in the general prospects for oil and gas exploration, development and production activities in the Gulf of Mexico, the value of the Company's multi-client data in the Gulf of Mexico could be significantly adversely impacted.

RISKS IN INTERNATIONAL OPERATIONS

         A significant portion of the Company's revenues is derived from operations outside the U.S., and the Company is subject to the risks inherent in doing business internationally. In addition, the Company intends to expand its international operations. Since the Company has an established presence in the North Sea, the Company does not view its offshore operations in the North Sea as being subject to undue risks of this type. However, as the Company expands the scope and extent of its onshore and offshore operations outside of their current primary areas of operations in the U.S. Gulf Coast, the North Sea and the Gulf of Mexico, these risks may become more significant. Such risks include the possibility of unfavorable changes in tax or other laws, partial or total expropriation, currency exchange rate fluctuations and restrictions on currency repatriation, the disruption of operations from labor and political disturbances, insurrection or war, and the effect of requirements of partial local ownership of operations in certain countries.

SUBSTANTIAL COMPETITION

         The offshore and onshore seismic data acquisition business is highly competitive. Competitive factors include price, experience, availability, technological expertise, performance and reputation for dependability. Certain of the Company's major competitors operate more data acquisition crews than the Company, provide integrated data acquisition, processing and interpretation services, have substantially greater revenues than the Company or are subsidiaries or divisions of major industrial enterprises having far greater financial and other resources than the Company and more extensive relationships with major integrated and multinational oil and gas companies. Such resources may enable these competitors to maintain technological and certain other advantages relating to costs that may provide them with an advantage over the Company in bidding for contracts.

OPERATING RISKS

         Seismic operations are subject to risks of injury to personnel and loss of equipment. In addition, the Company's crews often conduct operations in extreme weather, in difficult terrain that is not easily accessible and under other hazardous conditions. Each of the Company's vessels is taken out of service for approximately two to four weeks each year, generally at different off-season times of the year, for routine maintenance and service. Fixed costs, including costs associated with operating leases, labor costs and depreciation, account for a significant amount of the Company's costs and expenses. As a result, low productivity resulting from weather interruptions, equipment failures or other causes can result in significant operating losses, particularly when the Company is performing its services under a turnkey contract. Although the Company provides the seismic personnel on its offshore seismic data acquisition vessels, the Company contracts with third parties to provide vessel crews, so the Company does not control some aspects of its operations and is subject to the safety risks inherent in relying on third parties for critical operations. In addition, while the Company has insurance policies that protect it against liabilities that may be incurred in the ordinary course of its business, the Company is unable to insure fully against all possible loss or liability. For example, no insurance is available at a cost deemed reasonable by the Company for war, nationalization, expropriation or other extreme events. The Company does not carry business interruption insurance with respect to its operations.

LIMITED COMBINED OPERATING HISTORY

         The Company was formed to combine the onshore seismic data acquisition business conducted by Seitel Geophysical, Inc. ("SGI") with the offshore seismic data acquisition business conducted by Energy Research International ("ERI") and its operating subsidiaries (the "Horizon Companies," and collectively with SGI, the "Combined Businesses"). The Company acquired ERI in August 1997 at the time of the Company's initial public offering of its Common Stock (the "IPO"). Prior to the Company's IPO, the Combined Businesses were operated separately, and neither the historical results of their separate operations nor their pro forma financial information is necessarily indicative of the results that would have been achieved had the Combined Businesses been operated on an integrated basis or the results that may be realized in the future. In addition, prior to the IPO, the Company was a subsidiary of Seitel, Inc. ("Seitel") and relied on Seitel for certain financial, management, administrative and other resources. A number of significant changes occurred in the funding and operations of the Company in connection with the consummation of the IPO. These changes included the establishment of the Company's Revolving Credit Facility and its own incentive compensation and stock option plans. These changes may have a substantial impact on the financial position and future results of operations of the Company. As a result, the historical financial information included in this Prospectus does not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations of the Company would have been had the Combined Businesses been operated as a combined stand-alone entity during all of the periods presented.

CONCENTRATION OF CREDIT RISK

         The Company generally provides services to a relatively small group of key customers that account for a significant percentage of the accounts receivable of the Company at any given time. The Company's key customers vary over time, but have historically included Seitel and its subsidiaries. The Company extends credit to various companies in the oil and gas industry, including its key customers, for the acquisition of seismic data, which results in a concentration of credit risk. This concentration of credit risk may be affected by changes in the economic or other conditions of the Company's key customers and may accordingly impact the Company's overall credit risk. As of June 30, 1998, the Company had one receivable from a customer of approximately $2.4 million that was over one year old. There can be no assurance that the Company will collect this receivable, and in light of the age of this receivable, the Company had increased its reserve for doubtful accounts to $450,000 as of June 30, 1998. Historical credit losses incurred on receivables by the Company have been immaterial.

CAPITAL INTENSIVE BUSINESS; OBSOLESCENCE OF TECHNOLOGY

         The Company competes in a capital intensive industry. The development of seismic data acquisition equipment has been characterized by rapid technological advancements in recent years, and this trend may continue. There can be no assurance that manufacturers of seismic equipment will not develop new systems that have competitive advantages over systems now in use that either render the Company's current equipment obsolete or require the Company to make significant capital expenditures to maintain its competitive position. The Company's strategy is to upgrade its vessels and data acquisition systems as often as necessary to maintain its competitive position. However, any such upgrades may require large expenditures of capital. There can be no assurance that the Company will have the capital necessary to upgrade its equipment to maintain its competitive position or that any required financing therefor will be available on favorable terms. If the Company is unable to raise the capital necessary to update its data acquisition systems to the extent necessary, it may be materially and adversely affected.

         The Company's ability to compete is highly dependent upon, among other things, its ability to provide seismic data of a competitive quality. Because of the significant technological changes that have already taken place with respect to 3D seismic data acquisition and those that may occur in the future, the Company is, like other seismic companies, generally dependent on its ability to keep pace with changes and improvements in data acquisition technologies and to acquire advanced equipment and vessels. Any significant technological developments affecting seismic surveying could adversely affect the Company. Over time, the value of and demand for seismic vessels and onshore seismic data acquisition equipment can be expected to fluctuate, depending upon a variety of factors including alternative types, sizes and technical abilities of competing vessels and equipment.

RELIANCE ON KEY SUPPLIERS

         The Company is dependent on Georex, Inc., a subsidiary of Compagnie Generale de Geophysique, S.A. ("CGG"), which is a competitor of the Company, for additions to and replacements for its Opseis onshore seismic data acquisition systems, and Opseis is a registered trademark of CGG. The Company is also dependent on Input/Output, Inc. and Syntron, Inc., a subsidiary of GeoScience Corporation, for additions to and replacements for its offshore seismic data acquisition systems and on Concept Systems Ltd. for positioning software. Although these companies are not the only suppliers of seismic data acquisition systems, they are the Company's primary suppliers. In addition, the Company considers the Opseis system to be the state-of-the-art seismic data equipment for performing 3D seismic surveys in marshes and swamps. In the event of any disruption in the supply of repair services or replacement parts from the Company's primary suppliers, the Company may be unable to obtain such services or parts from other sources and would have to acquire other equipment that may be less advanced technologically. Although the Company believes it will be able to obtain systems from its primary suppliers in the future, should it be unable to do so, the Company's anticipated revenues or operating margins could be reduced significantly and the amount of cash needed for capital expenditures could be increased significantly.

ENVIRONMENTAL AND OTHER REGULATIONS

         The Company's operations are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the Company operates, as well as in the country or countries of registration of the Company's vessels. The Company is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its operations. In particular, the United States Oil Pollution Act of 1990 sets forth technical and operational requirements for vessels operating in the U.S. Gulf of Mexico. The Company believes that it possesses all permits, licenses and certificates material to the operation of its business. The modification of existing laws or regulations or the adoption of new laws or regulations curtailing drilling for oil and gas or imposing more stringent restrictions on seismic operations could adversely affect the Company.

RISKS OF UPGRADE PROJECTS

         The Company's seismic acquisition vessel upgrade projects are subject to the risks of delay and cost overruns inherent in any large construction project, including shortages of equipment, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases and shortages of materials or skilled labor. Significant cost overruns or delays could adversely affect the Company's financial condition and results of operations.

INFLUENCE OF SEITEL ON THE COMPANY

         Prior to the Company's IPO, the Company was a subsidiary of Seitel. As of July 31, 1998, Seitel owned approximately 17.7% of the outstanding shares of common stock of the Company. Approximately 53% of the pro forma combined revenues of the Company for the year ended December 31, 1997 were derived from seismic data acquisition services provided to Seitel and its subsidiaries. Prior to the IPO, the onshore revenues from Seitel were based on prices charged to unaffiliated parties for similar work. Such revenues are not necessarily indicative of the revenues the Company would have earned had it provided these services to unrelated third parties. Prior to the IPO, the offshore revenues from Seitel were determined by negotiations between Seitel and the Horizon Companies, which management of the Horizon Companies believe were equal to amounts it would have charged unrelated third parties for such services. Revenues from Seitel for both onshore and offshore data acquisition after the IPO have been determined by negotiations between Seitel and the Company, which management believes are equal to amounts it would have charged unrelated third parties for such services. The loss of Seitel as a customer would have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that Seitel will enter into any material contracts with the Company for seismic data acquisition services in the future.

         Prior to the IPO, Seitel guaranteed certain indebtedness of the Company and made loans to the Company. The Company's borrowing costs may be greater than historical borrowing costs as a result of having to obtain financing based on its own creditworthiness.

         Paul A. Frame, the President and Chief Executive Officer and a director of Seitel, is a director of the Company, serves as Chairman of the Executive Committee of the Board of Directors of the Company, has duties with respect to marketing and expansion of the Company's business pursuant to a Bonus Agreement with the Company, and has received stock options to acquire shares of Common Stock from the Company. Consequently, in addition to its current position as a significant customer of the Company, Seitel will be able to exercise significant influence over the management of the Company. Such influence may extend to matters such as the election of directors of the Company, the approval of matters submitted for stockholder approval and responding to any potential takeover of the Company.

         In addition, Mr. William Lurie, Chairman of the Board of Directors of the Company, was a director of Seitel prior to the Company's IPO. Mr. Jay N. Silverman, President and Chief Executive Officer and a director of the Company, was an executive officer of Seitel prior to the IPO. A substantial part of Mr. Silverman's present personal assets is comprised of common stock and other equity interests in Seitel.

POTENTIAL CONFLICTS OF INTEREST

         Conflicts of interest may arise in the future between Seitel and the Company in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties, other business opportunities, the election of new or additional directors, the payment of dividends, incurrence of indebtedness, tax matters, financial commitments, registration rights and issuances and sales of capital stock of the Company. Although the Company and Seitel do not currently compete against each other in any material respect, there can be no assurance that Seitel and the Company will not in the future compete against each other. Any officer or director of Seitel who serves as a director of the Company, such as Mr. Frame, may have conflicts of interest in addressing business opportunities and strategies as to which Seitel's and the Company's interests differ. The Company has not adopted any formal procedures to ensure that conflicts of interest will not occur or to resolve any such conflicts of interest that do occur. There can be no assurance that any such conflicts of interest will be resolved in favor of the Company.

RELIANCE ON KEY PERSONNEL

         The Company's operations are dependent on the efforts of Messrs. Jay N. Silverman, President, and Gerald M. Harrison, Executive Vice President. If either of these key persons becomes unable to continue in his present role, or if the Company is unable to attract and retain other skilled employees, the Company's business could be adversely affected. The Company has employment agreements with automatic renewal features with Messrs. Silverman and Harrison.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict" and similar terms and phrases are intended to identify forward-looking statements. These statements involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this Prospectus. Among the key factors that have a direct bearing on the Company's results of operations are the Company's leverage and liquidity, the Company's dependence on energy industry spending, the Company's investment in multi-client data, risks in international operations, competition, operating risks, the Company's limited operating history, concentration of credit risks, the capital intensive nature of the Company's business and the potential obsolescence of technology, the Company's reliance on its key suppliers, environmental and other regulations, risks in connection with the Company's vessel upgrade projects, the influence of Seitel on the Company, conflicts of interest between Seitel and the Company and reliance on the Company's key personnel. These and other factors are discussed in "Risk Factors" and elsewhere in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

                                   THE COMPANY

         Eagle Geophysical, Inc. is an international oilfield service company specializing in the acquisition of high definition three-dimensional ("3D") seismic data. Oil and gas companies regularly use seismic data to image underground geological structures to aid in the exploration for hydrocarbon reservoirs. The use of 3D seismic data can significantly increase the probability of drilling success. The Company conducts its seismic data acquisition operations both offshore and onshore, targeting particular niches in both markets. The Company's offshore seismic acquisition operations have been focused primarily on small and medium sized surveys in heavily congested areas, while its onshore seismic operations have been concentrated in logistically difficult wetland environments.

         Eagle was incorporated in Delaware in December 1996. Eagle's executive offices are headquartered at 50 Briar Hollow Lane, 6th Floor West, Houston, Texas 77027, and its telephone number at that location is (713) 881-2800.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

                               SELLING STOCKHOLDER

         This Prospectus relates to the sale by the Selling Stockholder named below from time to time of up to 1,520,000 shares of Common Stock. The Shares are being registered by the Company pursuant to a Registration Rights Agreement entered into by and between the Company and the Selling Stockholder. A description of certain relationships and transactions between the Company and the Selling Shareholder and its affiliates during the past three years is set forth after the following table.

         The following table provides certain information with respect to the number of shares of Common Stock currently owned, offered hereby and to be owned by the Selling Stockholder after this offering assuming all offered shares are sold in this offering.


                                                            NUMBER OF
                                                              SHARES                           SHARES BENEFICIALLY
                                                           BENEFICIALLY                          OWNED AFTER THE
                                                              OWNED           SHARES                OFFERING
                                                            BEFORE THE       OFFERED      -----------------------------
                  SELLING STOCKHOLDER                        OFFERING         HEREBY          NUMBER         PERCENT
--------------------------------------------------------  --------------  --------------  --------------  -------------
EHI Holdings, Inc.(1)...................................     1,520,000       1,520,000          -0-           0.0%
     50 Briar Hollow Lane, 7th Floor West
     Houston, Texas 77027

-------------------------
(1)   EHI Holdings, Inc. is a wholly-owned subsidiary of Seitel, Inc.

         Prior to the Company's IPO in August 1997, the Company was a wholly-owned subsidiary of Seitel, Inc. After the IPO and related transactions, Seitel retained beneficial ownership of the Shares offered hereby, which shares comprised approximately 17.7% of the outstanding stock of the Company as of July 31, 1998. Paul A. Frame, a director of the Company, is also the Chief Executive Officer and President and a director of Seitel. The Selling Stockholder is a wholly-owned subsidiary of Seitel.

         Prior to the Company's IPO, Seitel provided the Company with significant management functions and services, including treasury, accounting, tax, audit, legal, human resources and other support services. The Company was charged and/or allocated expenses of $818,000 for the period from January 1, 1997 to August 11, 1997, the date of consummation of the IPO. The costs of these services were directly charged and/or allocated using methods the Company believes were reasonable.

         In addition, Seitel advanced expenses on behalf of the Company prior to the IPO with respect to the Company's work for third-parties, including amounts attributable to taxes and allocable overhead relating to such third-party work.

Pursuant to the Master Separation Agreement described below, the Company repaid Seitel $3,003,000, the amount of such advances relating to third-party work at the time of closing of the IPO.

         Seitel is a major customer of the Company. Prior to the IPO, revenues for services provided by the Company to Seitel were based on prices charged to unaffiliated third parties for similar work. The Company's revenues from work performed for Seitel were $18.5 million for the period from January 1, 1997 to August 11, 1997. These revenues included a profit. Prior to the consummation of the IPO, the Company declared and paid a dividend to Seitel of its receivable from Seitel for profits attributable to work performed for Seitel since formation of the Company's predecessors to the closing of the IPO, less taxes and allocable overhead attributable to such intercompany work. The amount of such dividend was $6.7 million.

         Prior to the IPO, a significant portion of the total seismic data acquisition services performed by the Horizon Companies were provided to Seitel. The Horizon Companies charged Seitel for these services at an amount believed by management of the Horizon Companies to be equal to amounts it would have charged unrelated third parties for such services. The revenues to the Horizon Companies from work performed for Seitel were $15.5 million for the period from January 1, 1997 to August 11, 1997.

         The Company and Seitel entered into a number of agreements for the purpose of defining their continuing relationship after the Company's IPO. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore were not the result of negotiations between independent parties. The following is a summary of certain arrangements between the Company and Seitel.

         MASTER SEPARATION AGREEMENT. The Master Separation Agreement provided for the Company and Seitel to enter into a Sublease, a Registration Rights Agreement, a Tax Indemnity Agreement, an Employee Benefits Allocation Agreement and an Administrative Services Agreement. In addition, the Master Separation Agreement required the Company to repay $7.7 million of indebtedness owed by the Company and its subsidiaries to Seitel (including $4.7 million payable to Seitel from ERI, the parent corporation of the Horizon Companies) and to repay $16.7 million of indebtedness owed by the Company and its subsidiaries to third parties guaranteed by Seitel (or obtain the release of Seitel's guaranty) contemporaneously with the consummation of the IPO. The Company has repaid these amounts as required by the Master Separation Agreement. Under the Master Separation Agreement, Seitel and its subsidiaries and the Company and its subsidiaries have agreed to indemnify each other with respect to liabilities arising in connection with the operations of their respective businesses prior to and after the date of the Company's IPO, including any liabilities under the Securities Act with respect to the IPO. The Master Separation Agreement also provides for continued access by the Company to historical financial and operational information relating to the Company and its subsidiaries maintained by Seitel.

         SUBLEASE. The Sublease between the Company and Seitel provides for the Company to lease its principal corporate offices, comprising approximately 7,600 square feet, from Seitel until August 15, 2000 at an annual rent of $85,000. The Sublease also provides for the Company to utilize certain shared office equipment, such as phone systems and central computer systems, for an additional charge. The Company paid Seitel an aggregate amount of approximately $25,000 under the Sublease for the period from August 15, 1997 to December 31, 1997.

         REGISTRATION RIGHTS AGREEMENT. Pursuant to the Registration Rights Agreement, the Company has agreed to register the offer and sale by EHI Holdings, Inc. ("EHI"), a wholly-owned subsidiary of Seitel, on a delayed and continuous basis from time to time of the 1,520,000 Shares of Common Stock owned by the Selling Stockholder at the expense of the Company. The Company has agreed to file a shelf registration statement on or before August 20, 1998 and to use its best efforts to secure the effectiveness of such shelf registration statement as soon as possible thereafter. This Prospectus is a part of the registration statement being filed by the Company pursuant to the Registration Rights Agreement. EHI has agreed in the Registration Rights Agreement not to sell more than 50% of such shares pursuant to such registration statement prior to August 15, 1999. In addition, the Company has granted EHI the right to participate as a selling stockholder in future underwritten public offerings of the Company's Common Stock, subject to certain restrictions. The Company and EHI have each agreed to indemnify the other against, or to contribute to any losses arising out of, certain liabilities in connection with any such registration, including liabilities under the Securities Act.

         TAX INDEMNITY AGREEMENT. Prior to the Company's IPO, the Company was a member of the Seitel affiliated group and filed its tax returns on a consolidated basis with such group. As a result of the IPO, the Company is no longer a member of the Seitel affiliated group. The Company and Seitel have entered into a Tax Indemnity Agreement to define their respective rights and obligations relating to federal, state and other taxes for periods before and after the IPO. Pursuant to the Tax Indemnity Agreement, the Company is required to pay Seitel (to the extent not already paid) its share of federal income taxes prior to the date of consummation of the IPO, and the Company is responsible for federal income taxes from its operations on and after the date of consummation of the IPO. Any subsequent refunds, additional taxes or penalties or other adjustments relating to the Company's federal income taxes for periods prior to the date of consummation of the IPO will be for the benefit of or be borne by Seitel. Similar provisions apply under the Tax Indemnity Agreement to other taxes, such as state and local income taxes.

         EMPLOYEE BENEFITS ALLOCATION AGREEMENT. Seitel and the Company have entered into an Employee Benefits Allocation Agreement pursuant to which the Company has established its own 401(k) plan, into which Seitel has transferred those assets that were held in Seitel's 401(k) plan for the benefit of Company employees. Also pursuant to the Employee Benefits Allocation Agreement, the Company has established its own health and disability insurance and related plans to provide insurance coverage to Company employees. The Company assumed all obligations of Seitel with respect to vacation and severance for Company employees, and the parties have agreed to indemnify each other with respect to their obligations under the Employee Benefits Allocation Agreement.

         ADMINISTRATIVE SERVICES AGREEMENT. Seitel and the Company entered into an Administrative Services Agreement pursuant to which Seitel provided the Company with administrative services, primarily accounting services, for a 90-day transition period to allow the Company adequate time to build an internal administrative staff. The Company paid Seitel an aggregate of $5,500 for these services from August 11, 1997 until expiration of this agreement on November 9, 1997, which was Seitel's actual cost of providing these services to the Company.

         In addition to the above-described transactions relating to periods prior to the IPO and agreements relating to the separation of the Company from Seitel, Seitel also continues to be a major customer of the Company's services. From the date of the consummation of the IPO through December 31, 1997, the Company's revenues attributable to work performed for Seitel was $15.7 million. For the period from January 1, 1998 through June 30, 1998, the Company's revenues attributable to work performed for Seitel was $32.5 million, and as of June 30, 1998, the Company's backlog of work to be performed for Seitel totaled approximately $79.2 million. The Company believes that the services provided to Seitel since the date of the IPO are at prices equal to the prices the Company would have charged unrelated third parties.

                              PLAN OF DISTRIBUTION

         The Selling Stockholder may from time to time sell all or any portion of the Shares on the Nasdaq National Market or any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company during a period beginning one or five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 102, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholder.

         The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the Shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Stockholder will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Stockholder and stock transfer and other taxes attributable to the sale of the Shares. The Company also has agreed to indemnify the Selling Stockholder and its officers and directors and each person who controls (within the meaning of the Securities Act) the Selling Stockholder against certain losses, claims, damages and expenses arising under the securities laws in connection with this offering. The Selling Stockholder has agreed to indemnify the Company, its officers, directors and each person who controls (within the meaning of the Securities Act) the Company against other losses, claims, damages and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by the Selling Stockholder.

         There is no assurance that the Selling Stockholder will sell any or all of the Shares.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon by Gardere Wynne Sewell & Riggs, L.L.P., 333 Clay Avenue, Suite 800, Houston, Texas 77002.


                                     EXPERTS

         The audited consolidated financial statements incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. In their report, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants. The financial statements referred to above have been incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                           ---------------------------






                TABLE OF CONTENTS

Available Information.............................2
Incorporation of Certain Documents By Reference...2
Risk Factors......................................3
The Company.......................................8
Use Of Proceeds...................................8
Selling Stockholder...............................8
Plan Of Distribution.............................11
Legal Matters....................................12
Experts  ........................................12

================================================================================

================================================================================

                                1,520,000 SHARES



                             EAGLE GEOPHYSICAL, INC.


                                  COMMON STOCK


                           ---------------------------
                                   PROSPECTUS
                           ---------------------------


                                              , 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of Common Stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of Common Stock being sold by the Selling Stockholder (including fees and expenses of counsel for the Company and the Selling Stockholder, and excluding any compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby).


Securities and Exchange Commission registration fee ....     $ 4,400
Legal fees and expenses ................................       3,000
Printing, EDGAR formatting and mailing expenses ........       3,000
Accounting fees and expenses ...........................       3,000
Miscellaneous ..........................................       1,000
                                                             -------
         Total .........................................     $14,400
                                                             =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is incorporated under the laws of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         As permitted by the Delaware General Corporation Law, the Registrants' Certificate of Incorporation provides that the directors and officers of the Registrant shall be indemnified by the Registrant against certain liabilities that those persons may incur in their capacities as directors or officers. The Certificate of Incorporation eliminates the liability of directors of the Registrant, under certain circumstances, to the maximum extent permitted by the Delaware General Corporation Law. Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains such a provision.

         Additionally, pursuant to an employment agreement between Mr. Silverman and the Registrant and an employment agreement between Mr. McNairy and the Registrant, the Registrant shall, to the maximum extent not prohibited by law, indemnify Mr. Silverman and Mr. McNairy if Mr. Silverman or Mr. McNairy is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Registrant to procure a judgment in its favor (collectively, a "Proceeding"), by reason of the fact that Mr. Silverman or Mr. McNairy is or was a director or officer of the Registrant, or is or was serving in any capacity at the request of the Registrant for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) paid or incurred in connection with any such Proceeding. The Registrant anticipates that it may enter into similar contractual indemnification arrangements with its other executive officers and directors.

         The above discussion of the Registrant's Certificate of Incorporation, Bylaws, and employment agreements and of Sections 102(b)(7) and 145 of the General Corporation Law of the State of Delaware is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, Bylaws, employment agreements and statutes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


4.1        --        Certificate of Incorporation of the Registrant (incorporated by reference to the
                     Registrant's Registration Statement on Form S-1, Registration No. 333-28303 (the "IPO
                     Registration Statement")).

4.2        --        Bylaws of the Registrant (incorporated by reference to the IPO Registration Statement).

4.3        --        Amendment to Bylaws of the Registrant (incorporated by reference to the Registrant's
                     Quarterly Report on Form 10-Q for the quarterly ended March 31, 1998).

5.1        --        Opinion of Gardere Wynne Sewell & Riggs, L.L.P., regarding legality of securities.

23.1       --        Consent of Gardere Wynne Sewell & Riggs, L.L.P. (included in Exhibit 5.1).

23.2       --        Consent of Arthur Andersen LLP.

23.3       --        Consent of KPMG.

24.1       --        Powers of Attorney (included in the signature page).


ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i) To include any prospectus required to Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or to the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
              Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 20th day of August, 1998.
                                      EAGLE GEOPHYSICAL, INC.
                                      (Registrant)

                                      By: /s/ JAY N. SILVERMAN
                                          -------------------------------
                                          Jay N. Silverman
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Jay
N. Silverman and Richard W. McNairy true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below in the City of Houston, State of Texas on the dates below.


                 SIGNATURE                                    TITLE                                 DATE
                 ---------                                    -----                                 ----
                                                President, Chief Executive Officer
            /s/ JAY N. SILVERMAN                and Director (Principal Executive
          ------------------------                           Officer)
              Jay N. Silverman                                                                 August 20, 1998

           /s/ RICHARD W. MCNAIRY                Vice President - Chief Financial
          ------------------------               Officer (Principal Financial Officer)
             Richard W. McNairy                                                                August 20, 1998

            /s/ DAVID H. SAINDON                            Controller
          ------------------------                 (Chief Accounting Officer)
              David H. Saindon                                                                 August 20, 1998

            /s/ WILLIAM L. LURIE                Chairman of the Board and Director
          ------------------------
              William L. Lurie                                                                 August 20, 1998

           /s/ GERALD M. HARRISON                  Executive Vice President and
          ------------------------                           Director
             Gerald M. Harrison                                                                August 20, 1998

             /s/ GEORGE PURDIE                   Senior Vice President - Offshore
          ------------------------                   Operations and Director
               George Purdie                                                                   August 20, 1998

             /s/ PAUL A. FRAME                               Director
          ------------------------
               Paul A. Frame                                                                   August 20, 1998

           /s/ PAUL G. SOMERVILLE                            Director
          ------------------------
             Paul G. Somerville                                                                August 20, 1998

                               INDEX TO EXHIBITS



     EXHIBIT
       NO.                                 DESCRIPTION
       ---                                 -----------

4.1        --        Certificate of Incorporation of the Registrant (incorporated by reference to the
                     Registrant's Registration Statement on Form S-1, Registration No. 333-28303 (the "IPO
                     Registration Statement")).

4.2        --        Bylaws of the Registrant (incorporated by reference to the IPO Registration Statement).

4.3        --        Amendment to Bylaws of the Registrant (incorporated by reference to the Registrant's
                     Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998).

5.1        --        Opinion of Gardere Wynne Sewell & Riggs, L.L.P., regarding legality of securities.

23.1       --        Consent of Gardere Wynne Sewell & Riggs, L.L.P. (included in Exhibit 5.1).

23.2       --        Consent of Arthur Andersen LLP.

23.3       --        Consent of KPMG.

24.1       --        Powers of Attorney (included in the signature page).